EXHIBIT 5

OPINION OF LOEB & LOEB LLP

February 10, 2006

Global Pharmatech, Inc. 89 Ravine Edge Drive Richmond Hill, Ontario L4E 4J6 Canada

Re:	Registration Statement on Form SB-2 (File No. 333-131039)

Ladies and Gentlemen:

We have acted as special counsel to Global Pharmatech, Inc., a Delaware corporation (the “Company”), in connection with the above-referenced Registration Statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to sale by the selling stockholders listed therein of up to 3,247,308 shares of the Company’s common stock, par value $.0001 per share (the “Shares”).

In that connection, we have reviewed such matters of law and examined and relied upon all such corporate records, agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part thereof.

Very truly yours,

/s/ LOEB & LOEB LLP

LOEB & LOEB LLP